Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-149822) of Philip Morris International Inc. of our report dated June 9, 2015, relating to the financial statements and supplemental schedule of the Philip Morris International Deferred Profit-Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 9, 2015